Exhibit 99.1

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FOR FURTHER INFORMATION CONTACT: Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE: May 23, 2008

LIPID SCIENCES RECEIVES MARKETPLACE RULE 4310(c)(3) NOTICE FROM NASDAQ

PLEASANTON, Calif., May 23, 2008 – Lipid Sciences, Inc. (Nasdaq:LIPD)—On May 19, 2008, Lipid Sciences Inc., received a Nasdaq Staff Deficiency Letter indicating that, based on the Company’s Form 10-Q for the period ended March 31, 2008, Nasdaq had determined that the Company is not in compliance with the minimum $2.5 million stockholders’ equity, $35 million market capitalization or $500,000 net income requirements for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).

In accordance with Nasdaq requirements, the Company has until June 3, 2008, to submit a plan that it believes will allow it to achieve and sustain compliance with all Nasdaq Capital Market listing requirements.  The Company expects to submit its plan on or prior to the June 3, 2008 deadline.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, SARS, and influenza.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.